Exhibit 99.1

News Release

Investor Contacts:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

RHINO RESOURCE PARTNERS ANNOUNCES

SECOND QUARTER 2012 FINANCIAL AND OPERATING RESULTS

LEXINGTON, KY (August 2, 2012) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended June 30, 2012. For the quarter, the Partnership reported adjusted EBITDA of $25.0 million and net income of $13.0 million, compared to adjusted EBITDA of $19.4 million and net income of $9.4 million in the second quarter of 2011.  Diluted earnings per unit were $0.46 for the quarter compared to $0.37 for the second quarter of 2011.  Total revenues for the quarter were $90.0 million, with coal sales generating $72.2 million of the total.  Financial results for the quarter ended June 30, 2012 were favorably impacted by $6.9 million of revenue and income from leasing Rhino’s owned Utica Shale acreage.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On July 23, 2012, the Partnership announced a cash distribution of $0.445 per common unit, or $1.78 per unit on an annualized basis.  This distribution will be paid on August 14, 2012 to all common unitholders of record as of the close of business on August 2, 2012.  No distribution will be paid on the subordinated units.

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner, stated “While our second quarter results were satisfactory, they reflect the continued weakness in the coal markets. EBITDA for the quarter was a record for the Partnership, in part due to $6.9 million of income from leasing our owned Utica Shale acreage.  While maintaining our focus on safety and improved operating efficiency, our goal is to maximize cash flow and to work to reduce our bank debt.  The actions we took to idle a majority of our Central Appalachia operations for five weeks helped to lower our overall inventory by more than 100,000 tons from peak levels.  I am pleased that we managed to maintain the strength and integrity of our work force as substantially all of the furloughed employees returned when we restarted operations in Central Appalachia on July 9.

We believe suspending the distribution on the subordinated units, which required reducing the distribution on the common units to the minimum quarterly level, is a very positive step for the long term health and liquidity of the Partnership.  As we begin the process of contracting our 2013 met coal, which we expect to complete by the end of 2012, we have been concerned by the depth and severity of the market downturn.  With this uncertainty, we and our board of directors determined that the prudent course is to conserve our cash by eliminating the subordinated distribution. We believe this is a strong show of support from our sponsor, Wexford Capital LP, whose investment funds hold substantially all of our subordinated units.  We will continue to evaluate the outlook for Rhino and the appropriate level of distributions, while taking the necessary steps to support the long term health and success of the Partnership.

Our steam coal at Hopedale and Castle Valley remains fully contracted through 2013 and 2014.  As mentioned in our June operating update, there was some pickup in met sales activity during the quarter, with 30,000 tons sold on a spot basis as a low quality met product, and Castle Valley achieving its first 100,000 ton plus sales month.  In addition, we have seen a pickup from a steam customer that had previously delayed shipments in Northern and Central Appalachia.

While the focus of our coal operations is in reducing costs and maximizing cash flow to reduce debt, we are encouraged by the results of our diversification efforts.  The initial results from activity in the Utica are very encouraging.  Our well site preparation business is up and running.  We believe there will be further expansion opportunities in the region that will be within our budget.”

Further, Zatezalo stated “Our Rhino Eastern joint venture showed positive results during the quarter as our ongoing efforts to improve safety, productivity and cost structure at this operation have resulted in positive returns.  While the long term impact of the Patriot Coal Corporation bankruptcy filing on our joint venture is still uncertain, we have continued normal production operations at the joint venture and we are hopeful the bankruptcy filing will not have a material negative effect on Rhino Eastern.”

Operations Update

Central Appalachia

•      Operations resumed on July 9 at the majority of Rhino’s Central Appalachia locations after a five week furlough to reduce inventories.

•      Rhino’s Tug River prep plant is operating on a limited basis and once market conditions improve and the plant operates at full capacity, management expects significant cost savings and increased production flexibility from this operation.

•      The Remining 3 surface mine at the Tug River complex is developed and commenced production in the second quarter.

•      The 3 Mile surface mine has been idled due to market conditions for its steam coal product.

Northern Appalachia

•      Rhino is in the process of permitting a 7 Seam reserve that will be accessed from the existing portal and infrastructure at Hopedale to provide up to 1.0 million tons of annual production similar in quality to Hopedale’s coal within the next 18 months, depending on market conditions.

•      Rhino’s Clinton Stone operation has sold over 261,000 tons of limestone in 2012, which represents a 49% increase year over year.

Rhino Western

•      The Castle Valley mine is fully operational and expected to be a long term cash flow contributor to Rhino, reaching its first 100,000 ton sales month in June.

•      Rhino has reduced staffing at its McClane Canyon mine in Colorado and has placed this operation on a “care and maintenance” schedule pending market improvement.

Pennyrile

•      Rhino is pursuing potential long term sales contracts that would allow the development of the Pennyrile property in western Kentucky.

Eastern Met

•      Rhino Eastern has made substantial progress in safety and operating improvements at the Eagle seam operations.

•      Rhino Eastern’s new Eagle #3 mine is prepared for production pending final regulatory approval.  At full capacity, Eagle #3 is expected to produce at a rate of approximately 490,000 tons per year.  Eagle #3 will replace and expand on Eagle #1 production, which will deplete in late Q1 of 2013.

•      Rhino Eastern continues to plan for the opening of a Sewell seam mine, along with a new prep plant, as market conditions allow.

Oil and Gas

•      Utica Shale

•      Acreage - Drilling of the first well on Rhino’s jointly operated Utica acreage commenced late in the first quarter of 2012.  Rhino believes its participation in this play will provide substantial long term value to the partnership.  In addition, Rhino leased 1,350 of its owned acres in the play and received a $6.9 million lease bonus payment during the second quarter of 2012.

•      Barge Facility — Rhino made an initial investment to purchase land for the construction of a river terminal to trans-load hydrocarbon products to barges for producers in the Utica Shale region.  This investment is part of a joint venture along with other affiliates of Wexford Capital LP.

•      Services Group — Rhino’s new services company, Razorback, completed construction in July of its first drill pad in the Utica Shale and has commenced work on its second.

Capital Expenditures

•      Maintenance capital expenditures for the second quarter were approximately $6.7 million.

•      Expansion capital expenditures for the second quarter were approximately $10.2 million as Rhino continued to invest in its internal development projects.

Sales Commitments

The table below displays Rhino’s committed steam coal sales for the periods indicated.

	Year 2013		Year 2014		Year 2015
	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons
Northern Appalachia	$59.49	1,570,000	$61.00	1,180,000	$61.85	305,600
Rhino Western	$41.02	1,000,000	$42.38	1,000,000	$41.50	300,000
Central Appalachia	$84.39	890,985	$81.38	205,000	$—	—
Total	$60.57	3,460,985	$54.94	2,385,000	$51.77	605,600

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA.  Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino’s proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended June 30, 2012 included:

•      Adjusted EBITDA of $25.0 million and net income of $13.0 million compared to Adjusted EBITDA of $19.4 million and net income of $9.4 million in the second quarter of 2011. The 2012 and 2011 figures include $2.3 million of net income and $1.2 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•      Basic and diluted net income per common unit of $0.46 compared to $0.37 for the second quarter of 2011.

•      Coal sales were 1.1 million tons compared to 1.2 million for the second quarter of 2011.

•      Total revenues and coal revenues of $90.0 million and $72.2 million, respectively, compared to $89.9 million and $83.8 million, respectively, for the same period of 2011.

•      Coal revenues per ton of $64.74 compared to $69.70 for the second quarter of 2011, a decrease of 7.1%.

•      Cost of operations of $60.2 million compared to $67.4 million for the same period of 2011.

•      Cost of operations per ton of $54.00 compared to $56.07 for the second quarter of 2011, a decrease of 3.7%.

Total coal revenues decreased approximately 13.9% primarily due to weakness in both the steam coal and met coal markets.  Coal revenues per ton decreased primarily due to a higher mix of lower priced coal from the Rhino Western operations. Cost of operations and cost of operations per ton decreased primarily due to a higher mix of lower cost tons from Rhino’s Castle Valley operation and the Partnership also decreased production, primarily in Central Appalachia, due to weakness in the coal markets.

Results for the six months ended June 30, 2012 included:

•      Adjusted EBITDA of $47.2 million and net income of $22.0 million compared to Adjusted EBITDA of $36.1 million and net income of $15.5 million for the first six months of 2011. The 2012 and 2011 figures include $4.4 million and $1.9 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated EBITDA.

•      Basic and diluted net income per common unit of $0.78 compared to $0.61 for the first six months of 2011.

•      Coal sales of 2.2 million tons compared to 2.3 million tons for the first six months of 2011.

•      Total revenues and coal revenues of $171.9 million and $141.8 million, respectively, compared to $172.6 million and $162.4 million, respectively, for the same period of 2011.

•      Coal revenues per ton of $64.92 compared to $69.93 for the first six months of 2011, a decrease of 7.2%.

•      Cost of operations of $117.3 million compared to $128.5 million for the same period of 2011.

•      Cost of operations per ton of $53.71 compared to $55.33 for the first six months of 2011, a decrease of 2.9%.

The year to year changes in revenue and cost of operations primarily resulted from the same factors described above in the discussion for the three months ended June 30, 2012.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah.  In addition, with the acquisition of Elk Horn, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended June 30, 2012, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western and Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation).  Additionally, the Partnership reports an Other category that is comprised of the Partnership’s ancillary businesses, including its oil and gas investments.

The Partnership has historically accounted for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership’s consolidated financial statements.   The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	Second Quarter 2012	Second Quarter 2011	% Change* 2Q12 / 2Q11	Year to Date 2012	Year to Date 2011	% Change* 2012 / 2011
Central Appalachia
Coal revenues	$36.3	$53.1	(31.7)%	$71.2	$102.6	(30.6)%
Total revenues	$42.3	$54.8	(22.9)%	$84.2	$104.7	(19.6)%
Coal revenues per ton*	$93.49	$89.59	4.4%	$92.99	$89.18	4.3%
Cost of operations	$29.5	$41.0	(28.0)%	$54.8	$76.5	(28.3)%
Cost of operations per ton*	$76.10	$69.19	10.0%	$71.69	$66.58	7.7%
Tons produced	0.331	0.542	(38.9)%	0.898	1.127	(20.3)%
Tons sold	0.388	0.593	(34.6)%	0.765	1.150	(33.4)%
Northern Appalachia
Coal revenues	$25.8	$26.0	(0.9)%	$50.5	$52.8	(4.4)%
Total revenues	$36.0	$28.8	25.4%	$64.4	$57.7	11.5%
Coal revenues per ton*	$54.20	$52.13	4.0%	$54.66	$52.68	3.7%
Cost of operations	$19.3	$18.1	7.1%	$38.5	$35.7	8.0%
Cost of operations per ton*	$40.63	$36.18	12.3%	$41.68	$35.57	17.2%
Tons produced	0.477	0.503	(5.3)%	0.931	1.024	(9.1)%
Tons sold	0.476	0.499	(4.7)%	0.924	1.002	(7.9)%
Rhino Western
Coal revenues	$10.1	$4.7	116.0%	$20.1	$7.0	187.0%
Total revenues	$10.1	$4.7	115.9%	$20.1	$7.0	186.9%
Coal revenues per ton*	$40.29	$42.32	(4.8)%	$40.67	$41.34	(1.6)%
Cost of operations	$6.9	$4.0	72.4%	$13.8	$6.5	113.1%
Cost of operations per ton*	$27.49	$36.18	(24.0)%	$27.82	$38.08	(27.0)%
Tons produced	0.221	0.134	64.7%	0.459	0.218	110.5%
Tons sold	0.251	0.111	126.9%	0.495	0.170	191.7%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$1.6	$1.6	(1.0)%	$3.2	$3.2	(0.8)%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$4.5	$4.3	2.3%	$10.2	$9.8	3.9%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$72.2	$83.8	(13.9)%	$141.8	$162.4	(12.7)%
Total revenues	$90.0	$89.9	0.1%	$171.9	$172.6	(0.4)%
Coal revenues per ton*	$64.74	$69.70	(7.1)%	$64.92	$69.93	(7.2)%
Cost of operations	$60.2	$67.4	(10.7)%	$117.3	$128.5	(8.7)%
Cost of operations per ton*	$54.00	$56.07	(3.7)%	$53.71	$55.33	(2.9)%
Tons produced	1.029	1.179	(12.8)%	2.288	2.369	(3.4)%
Tons sold	1.115	1.203	(7.3)%	2.184	2.322	(6.0)%
Eastern Met 100% Basis †
Coal revenues	$17.4	$12.5	39.7%	$32.8	$22.7	44.3%
Total revenues	$17.4	$12.5	39.7%	$32.8	$22.8	44.2%
Coal revenues per ton*	$188.34	$198.96	(5.3)%	$191.69	$193.72	(1.0)%
Cost of operations	$11.1	$8.8	26.3%	$20.6	$16.2	27.0%
Cost of operations per ton*	$119.99	$140.22	(14.4)%	$120.09	$137.83	(12.9)%
Net income	$4.6	$2.4	93.7%	$8.8	$3.7	134.9%
Partnership’s portion of net income	$2.3	$1.2	93.7%	$4.4	$1.9	131.0%
Tons produced***	0.098	0.061	61.1%	0.205	0.117	74.5%
Tons sold***	0.092	0.063	47.6%	0.171	0.117	45.8%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)†	Second Quarter 2012	Second Quarter 2011	% Change * 2Q12 / 2Q11	Year to Date 2012	Year to Date 2011	% Change * 2012 / 2011
Met coal tons sold	109.0	194.7	(44.0)%	204.2	369.6	(44.7)%
Steam coal tons sold	278.9	398.3	(30.0)%	561.2	780.4	(28.1)%
Total tons sold	387.9	593.0	(34.6)%	765.4	1,150.0	(33.4)%

Met coal revenue	$14,651	$23,419	(37.4)%	$28,284	$44,165	(36.0)%
Steam coal revenue	$21,621	$29,706	(27.2)%	$42,887	$58,390	(26.6)%
Total coal revenue	$36,272	$53,125	(31.7)%	$71,171	$102,555	(30.6)%

Met coal revenues per ton	$134.36	$120.27	11.7%	$138.50	$119.50	15.9%
Steam coal revenues per ton	$77.52	$74.60	3.9%	$76.43	$74.82	2.1%
Total coal revenues per ton	$93.49	$89.59	4.4%	$92.99	$89.18	4.3%

Met coal tons produced	99.0	161.8	(38.8)%	283.3	360.5	(21.4)%
Steam coal tons produced	232.4	380.4	(38.9)%	615.0	766.5	(19.8)%
Total tons produced	331.4	542.2	(38.9)%	898.3	1,127.0	(20.3)%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

† Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the full year 2012, Rhino maintains its previously provided guidance as follows:

For:	Forecasted 2012
Revenue	$320 to $340 million
Net Income	$33 to $43 million
Adjusted EBITDA	$80 to $90 million
Maintenance Capital Expenditures	$15 to $18 million
Production*	4.2 to 4.5 million tons
Sales*	4.3 to 4.6 million tons

*              Guidance for production tons and sale tons includes 51% of expected activity from Rhino  Eastern

Second Quarter 2012 Financial and Operational Results Conference Call

Rhino’s second quarter 2012 financial and operational results conference call is scheduled for today at 10:00 am Eastern time. Participants should call 866-356-4281 (United States/Canada) or 617-597-5395 (International) and utilize the confirmation code 42145211.  A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 96456997. The recording will be available from 12:00 pm (ET) on Thursday, August 2, 2012 through Thursday, August 9, 2012 at 11:59 pm (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, leases coal through its Elk Horn subsidiary, and owns oil and gas acreage in the Utica and Cana Woodford areas.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $5.1 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Expansion Update,” “Oil and Gas,” and “Guidance.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will be those that Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience and present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability and failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

In addition to the foregoing, Rhino’s business, financial condition, results of operations and cash available for distribution could be adversely affected by factors relating to, or resulting from, the Elk Horn acquisition. Such factors would include the failure to realize the anticipated benefits of the Elk Horn acquisition; a material change in Elk Horn management’s estimated coal reserves and non-reserve coal deposits; exposure of the lessees’ mining operations to the same risks and uncertainties that Rhino faces as a mine operator; ability of the lessees to effectively manage their operations on the leased properties; ability of the lessees to satisfy customer contracts with coal from properties other than Elk Horn’s properties; and incorrect reporting of royalty revenue by lessees.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2012 and DECEMBER 31, 2011

(in thousands)

	June 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$774	$449
Accounts receivable, net of allowance	34,592	37,242
Inventories	23,801	15,629
Prepaid expenses and other	5,817	5,755
Total current assets	64,984	59,075
Net property, plant & equipment, incl coal properties, mine development and construction costs	466,004	450,116
Investment in unconsolidated affiliates	20,284	18,736
Other non-current assets	10,859	10,867
TOTAL	$562,131	$538,794
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,808	$23,145
Current portion of long-term debt	3,290	1,334
Accrued expenses and other	22,871	23,040
Total current liabilities	41,969	47,519
NON-CURRENT LIABILITIES:
Long-term debt	175,388	141,764
Asset retirement obligations	29,852	30,921
Other non-current liabilities	12,870	11,492
Total non-current liabilities	218,110	184,177
Total liabilities	260,079	231,696
COMMITMENTS AND CONTINGENCIES PARTNERS’ CAPITAL:
Limited partners	288,300	293,100
General partner	11,553	11,650
Accumulated other comprehensive income	2,199	2,348
Total partners’ capital	302,052	307,098
TOTAL	$562,131	$538,794

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
REVENUES:
Coal sales	$72,177	$83,819	$141,780	$162,379
Other revenues	17,821	6,058	30,101	10,253
Total revenues	89,998	89,877	171,881	172,632
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	60,203	67,432	117,290	128,473
Freight and handling costs	1,798	1,126	3,062	1,939
Depreciation, depletion and amortization	9,755	8,212	20,847	17,356
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	5,475	3,646	10,385	8,997
(Gain) loss on sale of assets—net	168	(45)	(990)	(134)
Total costs and expenses	77,399	80,371	150,594	156,631
INCOME FROM OPERATIONS	12,599	9,506	21,287	16,001
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,962)	(1,366)	(3,784)	(2,424)
Interest income and other	33	36	76	35
Equity in net income of unconsolidated affiliate	2,326	1,201	4,391	1,901
Total interest and other income (expense)	397	(129)	683	(488)
INCOME BEFORE INCOME TAXES	12,996	9,377	21,970	15,513
NET INCOME	$12,996	$9,377	$21,970	$15,513

General partner’s interest in net income	$260	$188	$439	$310
Common unitholders’ interest in net income	$7,041	$4,598	$11,900	$7,604
Subordinated unitholders’ interest in net income	$5,695	$4,591	$9,631	$7,599
Net income per limited partner unit, basic:
Common units	$0.46	$0.37	$0.78	$0.61
Subordinated units	$0.46	$0.37	$0.78	$0.61
Net income per limited partner unit, diluted:
Common units	$0.46	$0.37	$0.78	$0.61
Subordinated units	$0.46	$0.37	$0.78	$0.61
Distributions paid per limited partner unit	$0.48	$0.455	$0.96	$0.8758
Weighted average number of limited partner units outstanding, basic:
Common units	15,329	12,416	15,317	12,405
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	15,331	12,434	15,325	12,429
Subordinated units	12,397	12,397	12,397	12,397

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).  Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that is recognized as a single line item in its financial statements is affected by these expense items.  Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	Second Quarter 2012	Second Quarter 2011	Year to Date 2012	Year to Date 2011	Year Ending 2012 (est midpoint)
Net income (loss)	$13.0	$9.4	$22.0	$15.5	$38.0
Plus:
Depreciation, depletion and amortization (DD&A)	9.8	8.2	20.8	17.4	39.0
Interest expense	1.9	1.4	3.8	2.4	6.5
EBITDA*	$24.7	$19.0	$46.5	$35.3	$83.5
Plus: Rhino Eastern DD&A-51%	0.3	0.4	0.6	0.8	1.5
Plus: Rhino Eastern interest expense-51%	—	—	0.1	—	—
Adjusted EBITDA*	$25.0	$19.4	$47.2	$36.1	$85.0

* Totals may not foot due to rounding

	Three Months Ended June 30		Six Months Ended June 30
($ in millions)	2012	2011	2012	2011
Net cash provided by operating activities	$16.3	$28.0	$33.4	$34.0
Plus:
Increase in net operating assets	7.9	—	8.4	—
Gain on sale of assets	—	—	1.0	0.1
Amortization of deferred revenue	0.3	—	0.6	—
Amortization of actuarial gain	0.1	—	0.1	—
Interest expense	1.9	1.4	3.8	2.4
Equity in net income of unconsolidated affiliate	2.3	1.2	4.4	1.9
Less:
Decrease in net operating assets	—	10.5	—	0.2
Accretion on interest-free debt	—	0.1	0.1	0.1
Amortization of advance royalties	—	0.2	0.1	0.7
Amortization of debt issuance costs	0.3	0.2	0.6	0.5
Equity-based compensation	0.2	0.1	0.5	0.5
Loss on retirement of advance royalties	—	—	—	0.1
Accretion on asset retirement obligations	0.4	0.5	0.9	1.0
Distributions from unconsolidated affiliate	3.0	—	3.0	—
Loss on sale of assets	0.2	—	—	—
EBITDA	$24.7	$19.0	$46.5	$35.3
Plus: Rhino Eastern DD&A-51%	0.3	0.4	0.6	0.8
Plus: Rhino Eastern interest expense-51%	—	—	0.1	—
Adjusted EBITDA	$25.0	$19.4	$47.2	$36.1